EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-02028, 33-32610, 33-40736, 33-40743, 33-51076, 33-55306, 333-39057, 333-82758, 333-96357, 333-99561, 333-131297, 333-131298 and 333-137154) of The Bombay Company, Inc. of our report dated May 4, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Fort Worth, Texas
May 4, 2007